Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS AMENDMENT TO FIRST AMENDED CONSULTING AGREEMENT (this “Amendment”) is made and entered into effective as of the 9th day of February, 2013, by and between InfuSystem Holdings, Inc., a Delaware corporation, having a business address of 31700 Research Park Drive, Madison Heights, Michigan 48071 (the “Company”), and Jonathan P. Foster, having a business address of 109 Red Berry Lane, Easley, South Carolina 29642 (“Consultant”).

WHEREAS, the Company and Consultant entered into that certain First Amended Consulting Agreement dated as of August 14, 2012 (the “Consulting Agreement”), and the parties desire to amend certain terms of the Consulting Agreement as set forth herein;

NOW, THEREFORE, the parties agree as follows:

1. Amendment of First Sentence of Paragraph 2. The first sentence of Paragraph 2 of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

In consideration for the services provided by Consultant hereunder, Company shall pay Consultant a fee of $25,000 on the 15th day of each month during the Term and $25,000 on the last day of each month during the Term; provided, however, in addition to such payments Company shall also pay to Consultant a one-time payment of $20,000.00 on March 16, 2013.

2. Amendment of Paragraph 2. Paragraph 2 of the Consulting Agreement is hereby amended to modify subsection (ii) of the third sentence to read in its entirety as follows:

(ii) the sum of all fees that would have been paid by Company to Consultant from the date of the Change in Control until the then scheduled end of the Term under the terms of the first sentence of this Paragraph 2, up to a maximum of 5 months compensation.

3. Amendment of First Sentence of Paragraph 4. The first sentence of Paragraph 4 of the Consulting Agreement is hereby amended and restated in its entirety to read as follows:

This Agreement shall be effective as of the Effective Date and shall continue until June 30, 2013 (the “Initial Term”). At the end of the Initial Term, this Agreement shall automatically extend for successive one month periods until the Company provides at least sixty days advance written notice to Consultant on or after the end of the Initial Term of its desire to terminate this Agreement (with the Initial Term and the successive monthly extension periods until the termination of this Agreement referred to collectively as the “Term”).

4. Expenses. Company shall reimburse Consultant up to $3,500 for reasonable legal expenses incurred by Consultant in negotiating this Amendment, which expenses shall be reimbursed by Company to Consultant within 15 days after the Consultant provides Company with supporting documentation confirming the amount of such expenses incurred by Consultant.

5. Miscellaneous. This Amendment controls over any contrary or inconsistent provision of the Consulting Agreement. Every provision of the Consulting Agreement not specifically amended or modified by the terms of this Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of February 9, 2013.

INFUSYSTEM HOLDINGS, INC.

By:	/s/ Dilip Singh
Name:	Dilip Singh
Title:	President and Chief Executive Officer

Jonathan Foster

/s/ Jonathan Foster